EX-99.d.2

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

December 29, 2014

Voyageur Insured Funds
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Tax-Free Funds
Voyageur Intermediate Tax Free Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of the municipal bond funds listed in the table below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, inverse floater program expenses, short-sale and dividend interest expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Funds’ respective total operating expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, inverse floater program expenses, short-sale and dividend interest expenses, brokerage fees, certain insurance costs, and non-routine expenses) exceed the amounts indicated below for the period December 29, 2014 through December 29, 2015. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Boards of Trustees and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from a Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Registrant/Fund	Expense Limitation
Voyageur Insured Funds
Delaware Tax-Free Arizona Fund	0.59%
Voyageur Mutual Funds
Delaware Minnesota High-Yield Municipal Bond Fund	0.64%
Delaware National High-Yield Municipal Bond Fund	0.60%
Delaware Tax-Free California Fund	0.57%
Delaware Tax-Free Idaho Fund	0.61%
Delaware Tax-Free New York Fund	0.55%
Voyageur Mutual Funds II
Delaware Tax-Free Colorado Fund	0.59%
Voyageur Tax-Free Funds
Delaware Tax-Free Minnesota Fund	0.60%
Voyageur Intermediate Tax Free Funds
Delaware Tax-Free Minnesota Intermediate Fund	0.69%
Delaware Group State Tax-Free Income Trust
Delaware Tax-Free Pennsylvania Fund	0.64%
Delaware Group Tax-Free Fund
Delaware Tax-Free USA Fund	0.56%
Delaware Tax-Free USA Intermediate Fund	0.60%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of Delaware Management Business Trust

By:	/s/ Philip N. Russo
Name: Philip N. Russo Title: Executive Vice President & Chief Administrative Officer

Your signature below acknowledges
acceptance of this Agreement:

Voyageur Insured Funds
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Tax-Free Funds
Voyageur Intermediate Tax Free Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne Title: President & Chief Executive Officer Date: December 29, 2014